Exhibit 99.1

EVERTEC GROUP, LLC RECEIVES A 15 YEAR TAX GRANT

FROM THE GOVERNMENT OF PUERTO RICO

AND WILL MAKE SIGNIFICANT INVESTMENT

IN THE ISLAND

(San Juan, Puerto Rico – November 2, 2012) - EVERTEC GROUP, LLC (“EVERTEC”) today announced that it received a 15-year tax grant under the Tax Incentive Act 73 of 2008 from the Government of Puerto Rico.

“We are pleased to receive this important tax grant and appreciate our continued partnership with the Government of Puerto Rico as we continue to grow our leading transaction processing business in the Caribbean and Latin America,” said Peter Harrington, EVERTEC’s President and Chief Executive Officer. “This grant is paramount to maintaining and expanding our current operations in Puerto Rico and further underscores our commitment to employing a large and sophisticated local workforce and investing in the local economy.”

Designed to promote economic development in Puerto Rico, the aforementioned grant covers EVERTEC’s data processing activities in Puerto Rico and subjects EVERTEC to customary commitments, conditions and representations. The more significant commitments include: (i) maintaining at least 700 employees in EVERTEC’s Puerto Rico data processing operations; and (ii) investing at least $200 million in Puerto Rico during the effective term of the grant. In exchange, EVERTEC will benefit from a reduced income tax rate of 4.0% on its data processing operations, as well as a 90% and 60% exemption on property and municipal taxes, respectively, as provided by the tax incentive act.

“Our partnership with EVERTEC assures its continued investment and growth in Puerto Rico while showing the commitment of our administration in supporting technology-based business models. EVERTEC is an important employer in Puerto Rico that has developed highly specialized jobs for our people. This agreement underscores the advantages of investing in Puerto Rico as it serves businesses with unique incentives, a highly skilled workforce and a strong infrastructure,” said, Jose Pérez-Riera, Puerto Rico Industrial Development Company’s Executive Director.

About EVERTEC Group, LLC

EVERTEC is the leading, full-service transaction processing business in Latin America and the Caribbean. EVERTEC is based in Puerto Rico and provides a broad range of merchant acquiring, payment processing and business process management services across 19 countries in the region. EVERTEC processes over 1.2 billion transactions annually, and manages the electronic payment network for over 4,900 automated teller machines (“ATM”) and over 107,000 point-of-sale payment terminals. EVERTEC is the largest merchant acquirer in the Caribbean and Central America and the sixth largest in Latin America. EVERTEC owns and operates the ATH network, one of the leading ATM and personal identification number debit networks and financial services brands in Latin America. In addition, EVERTEC provides a comprehensive suite of software and services for core bank processing, cash processing and technology outsourcing. EVERTEC serves a broad and diversified customer base of leading financial institutions, merchants, corporations and government agencies with mission critical technology.

EVERTEC is 51% owned by an affiliate of Apollo Global Management, LLC, a leading private equity investor, and 49% owned by Popular, Inc., the largest financial institution in Puerto Rico and the Caribbean. For more information about EVERTEC, please visit www.evertecinc.com

Investor Contacts:

Juan J. Román, CPA Executive Vice President and Chief Financial Officer (787) 759-9999, ext 4895 jjroman@evertecinc.com	Luis M. Cabrera Senior Vice President – Treasurer Head of Investor Relations & Corporate Development (787) 759-9999, ext 3897 luiscabrera@evertecinc.com

Media Contact:

Wanda Betancourt, APR

Senior Vice President

Communications and Marketing

(787) 759-9999, ext 4805

wabetancourt@evertecinc.com